Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2011, with respect to the consolidated financial statements included in the Annual Report of Canterbury Park Holding Corporation on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Canterbury Park Holding Corporation on Forms S-8 (File No. 333-120377 effective November 10, 2004, File No. 333-97537 effective August 1, 2002, File No. 333-97533 effective August 1, 2002, File No. 333-34509 effective August 28, 1997, File No. 333-91591 effective November 24, 1999, File No. 333-150037 effective April 2, 2008, File No. 33-96582 effective September 6, 1995 and File No. 33-96580 effective September 6, 1995).

/s/ Grant Thornton LLP
Minneapolis, Minnesota
March 31, 2011